UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A



Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant   X
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Filed by a Party other than the Registrant
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Check the appropriate box:

  X  Preliminary Proxy Statement
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     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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     Definitive Proxy Statement
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     Definitive Additional Materials
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     Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12
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                               AVOCA, INCORPORATED
                               -------------------
                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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     Check box if any part of the fee is offset as provided by Exchange Act Rule -----0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                               AVOCA, INCORPORATED
                              228 St. Charles Ave.
                                    Suite 828
                          New Orleans, Louisiana 70130

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                               , 2004
                              -----------------

TO THE STOCKHOLDERS OF AVOCA, INCORPORATED:

     A Special Meeting of Stockholders of Avoca, Incorporated ("AVOCA"), will be held in the 2nd Floor Board Room, Whitney National Bank, 228 St. Charles Avenue, New Orleans, Louisiana, on Wednesday, September 29, 2004, at 10:30 a.m., for the following purposes as more fully described in the accompanying proxy statement:

(1) To approve an amendment to AVOCA's Charter, as amended, to effect a reverse stock split and cash payment in lieu of issuance of resulting fractional shares. The reverse stock split and cash payment for fractional shares is proposed to terminate AVOCA's reporting obligations under the Securities Exchange Act of 1934, as amended.

(2) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The close of business on ___________________, 2004 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the meeting.


                                              By order of the Board of Directors



                                                          M. Cleland Powell, III
                                                             Secretary-Treasurer

New Orleans, Louisiana
______________, 2004


YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any Stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

                               AVOCA, INCORPORATED
                             228 St. Charles Avenue
                                    Suite 828
                          New Orleans, Louisiana 70130

                                 PROXY STATEMENT

                                  INTRODUCTION

         This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of Avoca, Incorporated, a Louisiana corporation ("AVOCA" or the "Company"), for use at the Special Meeting of Stockholders ("Special Meeting") to be held on Wednesday, September 29, 2004, at 10:30 a.m., in the 2nd Floor Board Room, Whitney National Bank, 228 St. Charles Avenue, New Orleans, Louisiana This proxy statement and the accompanying proxy are being mailed to stockholders on or about August ___, 2004. It is contemplated that this solicitation of proxies will be made primarily by mail; however, if it should appear desirable to do so in order to ensure adequate representation at the meeting, directors, officers and employees of AVOCA may communicate with stockholders, brokerage houses and others by telephone, telegraph, the Internet or in person to request that proxies be furnished and may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them. All expenses incurred in connection with this solicitation shall be borne by AVOCA.

         At the Special Meeting, holders of shares of common stock ("Stockholders") will be asked to consider and vote (i) to approve an amendment to AVOCA's Charter, as amended, to effect a reverse split of AVOCA's common stock (the "Common Stock") at a ratio of 100 to 1, and to provide for payment in cash, in lieu of the issuance of fractional shares, to those Stockholders holding, prior to the reverse stock split, fewer than 100 shares or who would otherwise be entitled to fractional shares as a result of the stock split (the reverse split and cash payments are referred to, collectively, as the "Split Transaction"), and (ii) to transact such other business as may properly come before the Special Meeting, as set forth in the preceding Notice of Special Meeting.

         Stockholders who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a Stockholder may be revoked or superseded by executing a later dated proxy, by giving notice of revocation to the Secretary of AVOCA at Avoca, Incorporated, 228 St. Charles Avenue, Suite 828, New Orleans, Louisiana 70130, in writing prior to or at the meeting or by attending the meeting and voting in person. A proxy, when executed and not so revoked, will be voted in accordance with the instructions given in the proxy.

         If no choice is specified in the proxy, the proxy will be voted "FOR" the approval of the amendments to AVOCA's Charter, as amended, to effect the Split Transaction.

                                VOTING SECURITIES

         Only Stockholders of record as of the close of business on ____________, 2004 (the "Record Date"), are entitled to vote at the meeting. At that time, 830,500 shares of the Company's Common Stock (being the Company's only class of authorized stock) were outstanding. A majority of shares entitled to vote represented in person or by proxy will constitute a quorum at the Special Meeting. Abstentions and broker non-votes are counted for the purpose of determining whether a quorum is present for the transaction of business. Each share is entitled to one vote. Approval of the amendments and the related Split Transaction requires a vote of at least two-thirds (2/3) of the voting power present at the Special Meeting, either in person or by proxy. Abstentions will have the effect of a vote against the approval of the amendment, while broker non-votes will not affect the outcome. The proposed amendment does not require the affirmative vote of a majority of the outstanding shares of AVOCA Common Stock held by unaffiliated Stockholders. (For purposes of this proxy statement, "unaffiliated Stockholders" are all Stockholders other than (a) officers or directors of the Company, and their spouses and (b) entities that are Stockholders and whose officers or directors are officers or directors of the Company).

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Split Transaction, passed upon the merits or fairness of the Split Transaction, or passed upon the adequacy or accuracy of the disclosure in this proxy statement.

         IMPORTANT: PLEASE RETURN YOUR PROXY PROMPTLY. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. WE WILL SEND DETAILED INSTRUCTIONS TO STOCKHOLDERS FOR SURRENDERING THEIR STOCK CERTIFICATES AS SOON AS PRACTICABLE AFTER THE AMENDMENTS BECOME EFFECTIVE.

                                    PROPOSAL

                   APPROVAL OF AMENDMENT TO AVOCA's CHARTER TO
              EFFECT A REVERSE STOCK SPLIT OF AVOCA's COMMON STOCK

Forward Looking Statements
--------------------------

         Forward looking statements are those statements that describe management's beliefs and expectations about the future. We have identified forward looking statements by using words such as "anticipate," "believe," "could," "estimate," "may," "expect" and "intend." Although we believe that these expectations are reasonable, our operations involve a number of risks and uncertainties, including those described in this proxy statement and other documents filed by us with the Securities and Exchange Commission (the "SEC"). Therefore, these types of statements may prove to be incorrect.

                               SUMMARY TERM SHEET

         THE FOLLOWING SUMMARY BRIEFLY DESCRIBES THE MATERIAL TERMS OF THE SPLIT TRANSACTION. THE PROXY STATEMENT CONTAINS A MORE DETAILED DESCRIPTION OF SUCH TERMS. WE ENCOURAGE YOU TO READ THIS ENTIRE PROXY STATEMENT AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE BEFORE VOTING. AS USED IN THIS PROXY STATEMENT, "AVOCA," "WE," "OUR," "OURS" AND "US" REFER TO AVOCA, INCORPORATED, A LOUISIANA CORPORATION, AND THE "SPLIT TRANSACTION" REFERS TO THE REVERSE STOCK SPLIT, TOGETHER WITH THE RELATED CASH PAYMENTS, IN LIEU OF THE ISSUANCE OF FRACTIONAL SHARES, TO STOCKHOLDERS HOLDING FEWER THAN 100 SHARES OF COMMON STOCK AT THE EFFECTIVE TIME OF THE REVERSE SPLIT AND TO STOCKHOLDERS WHO WOULD OTHERWISE BE ENTITLED TO FRACTIONAL SHARES AS A RESULT OF THE REVERSE SPLIT. NO FRACTIONAL SHARES WILL BE ISSUED IN CONNECTION WITH THE REVERSE SPLIT.

         If the Split Transaction is completed, Stockholders will be entitled to receive one share of AVOCA Common Stock (each a "Post-Split Share") for every 100 shares of Common Stock held immediately prior to the time of the reverse split (each, a "Pre-Split Share"). Stockholders who would otherwise be entitled to fractional shares after giving effect to the reverse 100:1 stock split of our Common Stock will receive a payment of $28.00 per share (the "Purchase Price") for each Pre-Split Share held other than in 100 share lots (or multiples thereof). We expect to pay no more than approximately $625,000.00 in the aggregate to purchase the fractional shares. If the reverse stock split is completed, Stockholders with less than 100 Pre-Split Shares will have no further interest in AVOCA and will become entitled only to payment for their Pre-Split Shares. Stockholders owning more than 100 Pre-Split Shares, but in a number not divisible to a whole number when divided by 100, will remain Stockholders, but will have their resulting fractional shares redeemed. This redemption may or may not change their respective percentage ownership in AVOCA. See "SPECIAL FACTORS
- Background, Purpose, Structure and Effect of the Split Transaction B Structure of the Split Transaction" beginning on page 15.

         The intended effect of the Split Transaction will be to reduce the costs associated with being a publicly traded company. If the number of Stockholders of record is reduced to less than 300, which is expected, AVOCA will be able to terminate its reporting obligations under the Securities Exchange Act of 1934 (the "1934 Act"). The costs associated with these reports and other filing obligations as well as other costs relating to public company status comprise a significant overhead expense, amounting to an anticipated average for fiscal years 2004 through 2006 of over $50,000.00. See "SPECIAL FACTORS - Background, Purpose, Structure and Effect of the Split Transaction B Purpose and Reasons for the Split Transaction" beginning on page 10.

         Though AVOCA will no longer be subject to the reporting obligations of the 1934 Act, including the heightened disclosure and independence requirements imposed by the Sarbanes-Oxley Act of 2002, the Company intends to continue providing Stockholders with annual audited financial statements, and such other reporting as the board of directors determines is necessary and appropriate to keep AVOCA

Stockholders timely and accurately apprised of the income and status of their investment in the Company. See "SPECIAL FACTORS - Background, Purpose, Structure and Effect of Split Transaction - Conduct of AVOCA's Business After the Split Transaction" beginning on page 19.

         The cost of administering and maintaining so many small Stockholder accounts is also significant. In 2005, assuming that the Split Transaction does not occur, we expect that each Stockholder will cost us approximately $10.00 for transfer agent and other administrative fees, as well as printing and postage costs to mail proxy materials and the annual and periodic reports required to be distributed to Stockholders under the 1934 Act. See "SPECIAL FACTORS - Background, Purpose, Structure and Effect of the Split Transaction B Purpose and Reasons for the Split Transaction" beginning on page 10.

         In light of the number of shareholders owning less than 100 shares and these disproportionate costs, as well as the passive nature of our operations, the board of directors concluded that, at this time, the costs associated with reducing the number of Stockholders of record below 300 was reasonable in view of the anticipated benefits of being privately held. In addition to eliminating the substantial costs we are currently incurring to be a public company, the Split Transaction will also permit Stockholders holding a small amount of shares of our Common Stock to receive cash for their current shares without incurring brokerage fees. See "SPECIAL FACTORS - Background, Purpose, Structure and Effect of the Split Transaction B Conversion of Shares in Split Transaction" beginning on page 17.

         The board of directors has unanimously determined that the Split Transaction is advisable and in the best interests of AVOCA and its Stockholders and recommends that you vote "FOR" the Split Transaction. See "SPECIAL FACTORS - Recommendation of the Board of Directors" beginning on page 9.

         The board of directors retained Chaffe & Associates, Inc. ("Chaffe") as its financial advisor in connection with its evaluation of the Split Transaction. On August 10, 2004, Chaffe delivered its opinion to the AVOCA board of directors that, as of that date, and based upon and subject to the various limitations, qualifications and assumptions stated in the opinion, the Purchase Price to be paid by AVOCA to the holders of fractional shares in the Split Transaction is fair to the unaffiliated Stockholders from a financial point of view. (For purposes of this proxy statement, "unaffiliated Stockholders" are all Stockholders other than (a) officers or directors of the Company, and their spouses and (b) entities that are Stockholders and whose officers or directors are officers or directors of the Company). A copy of Chaffe's written opinion, which describes the assumptions made, matters considered and limitations on the review undertaken in connection with the fairness opinion, is attached to this proxy statement as Annex B. See "SPECIAL FACTORS - Background, Purpose, Structure and Effect of Split Transaction - Opinion of Independent Financial Advisor" beginning on page 20.

         In order to be approved, a vote in favor of the Split Transaction of at least two-thirds (2/3) of the voting power present is required. The Split Transaction is not subject to and does not require the affirmative vote of a majority of the outstanding shares of our Common Stock held by our unaffiliated Stockholders. Our "management-related Stockholders" being certain of AVOCA's directors and executive officers, their spouses and entities that are Stockholders and whose executive officers and directors are officers and directors of the Company, collectively own approximately 45% of our Common Stock outstanding. Since our Amanagement-related Stockholders" have verbally indicated to us that they intend to vote their shares, and those of the entities they represent, in favor of the Split Transaction, we believe that the requisite Stockholder approval will likely be obtained. See "SPECIAL FACTORS - Vote Required" beginning on page 26.

         Each of our management-related Stockholders who own Pre-Split Shares holds more than 100 shares of Common Stock and will remain Stockholders of AVOCA following the Split Transaction. Following the completion of the Split Transaction, each of our management-related Stockholders will own a slightly increased percentage of the outstanding Common Stock. We do not anticipate any changes in AVOCA's board of directors or management following the Split Transaction. See "Security Ownership of Management and Certain Beneficial Owners" beginning on page 27 and "SPECIAL FACTORS - Background, Purpose, Structure and Effect of Split Transaction - Conduct of AVOCA's Business After the

Split Transaction" beginning on page 19.

         Under Louisiana law, our Stockholders are not entitled to dissenter's or appraisal rights with respect to the Split Transaction. See "SPECIAL FACTORS
- Appraisal Rights" beginning on page 27.

         The receipt of cash in the Split Transaction by Stockholders may be a taxable transaction. See "SPECIAL FACTORS - Background, Purpose, Structure and Effect of Split Transaction - Material Federal Income Tax Consequences" beginning on page 20.

         If the Split Transaction occurs, as soon as practical, and in no event later than thirty (30) days following the date of the Special Meeting, we will mail a letter of transmittal to each Stockholder of record. The letter of transmittal will contain instructions for the surrender of each Stockholder's certificate or certificates to AVOCA's exchange agent in exchange for a new certificate and/or the aggregate Purchase Price. The certificate exchange and cash payment of the aggregate Purchase Price will be made promptly to each Stockholder who has surrendered outstanding certificate(s), together with the letter of transmittal, to AVOCA's exchange agent. See "SPECIAL FACTORS - Exchange of Stock Certificates" beginning on page 26.

         We estimate that the total funds required to complete the Split Transaction, including consideration to be paid to the Stockholders entitled to receive cash and professional fees and expenses, will be no more than approximately $775,000.00. We expect that the total funds required will be paid from our investment accounts and, and as a result, will have little or no effect on our operations or dividend practices. See "SPECIAL FACTORS - Background, Purpose, Structure and Effect of the Split Transaction - Sources of Funds and Financial Effect of the Split Transaction" beginning on page 15.

         There are risks associated with the Split Transaction. See "SPECIAL FACTORS - Risk Factors" beginning on page 8.

         If you have more questions about the Split Transaction or would like additional copies of this proxy statement, please contact our General Manager at AVOCA, Incorporated, 225 St. Charles Avenue, Suite 828, New Orleans, Louisiana 70130, Telephone: 504-522-4720.

                                 SPECIAL FACTORS

Introduction

         AVOCA'S board of directors has authorized, and recommends for your approval a Split Transaction that is comprised of:

     o a reverse stock split (the "Reverse Split") pursuant to which each share of Common Stock registered in the name of a Stockholder at the effective time of the Reverse Split will be converted into one hundredth (1/100) of a share of Common Stock; and

     o payment of $28.00 per share for each Pre-Split Share paid to Stockholders who would otherwise be entitled to receive fractional shares as a result of the Reverse Split.

         If approved by stockholders, the Split Transaction will become effective on such date as may be determined by the board of directors upon the filing of the necessary amendments to AVOCA's Charter, as amended, with the Secretary of State of the State of Louisiana (the "Effective Date"). The form of proposed amendments to AVOCA's Charter, as amended, necessary to effect the Split Transaction is attached to this proxy statement as Annex A.
                                                         -------

         Any holder of record of less than 100 Pre-Split Shares who desires to retain an equity interest in AVOCA after the Effective Date may do so by purchasing, prior to the Effective Date, a sufficient number of shares of Common Stock such that the Stockholder holds 100 or more Pre-Split Shares. Due to the limited trading market for AVOCA's stock, however, a Stockholder desiring to retain an equity interest in AVOCA may not be able to purchase enough shares to retain an equity interest in AVOCA. We intend for the Split Transaction to treat Stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as Stockholders whose shares are registered in their names, and nominees will be instructed to effect the Split Transaction for their beneficial holders. However, nominees may have different procedures and Stockholders holding shares in street name should contact their nominees.

Risk Factors
------------

         You should consider the following risks prior to casting your vote. Additional risks may also exist which have not been specifically identified here by the Company.

         Risks Associated with Remaining a Stockholder

         The Lack Of Liquidity For Shares Of Our Common Stock Following The Effective Date May Adversely Affect The Value Of Your Shares.

         Following the Split Transaction, we expect to have less than 300 Stockholders. As a result, we will be entitled and we intend to de-register our shares of Common Stock under the 1934 Act. Once we de-register our shares of Common Stock, our shares will no longer be traded on the Over-The-Counter Electronic Bulletin Board (the "OTC") and we will not file any more reports with the SEC. As a result, there will be no effective trading market for our shares and Stockholders desiring to sell their shares may have a difficult time finding a buyer for these shares. This lack of liquidity may adversely affect your ability to sell your shares and the price a buyer is willing to pay for the shares.

         We Do Not Have Any Plans To Sell AVOCA Or Otherwise Enter Into A Transaction That Would Provide Liquidity For Your Shares, Which Could Adversely Affect The Value Of Your Shares.

         We do not have any present intention or plans to sell AVOCA or enter into any other transaction that would provide Stockholders with a liquidity event for their shares, which may adversely affect the value of your shares.

         As a deregistered company, AVOCA will no longer be subject to the SEC's financial reporting requirements or the heightened disclosure and independence requirements imposed by the Sarbanes-Oxley Act of 2002.

         Once the Company has deregistered under the 1934 Act, it will no longer be required to file periodic reports with the SEC and the information previously reported by the Company in those periodic reports will no longer be available to Stockholders in that form. Louisiana law requires only that the Company furnish Stockholders annually, upon request, with a condensed balance sheet (unaudited) and a combined statement of income and earned surplus (unaudited) for the last preceding fiscal year ended more than four months before receipt of such request. It is the current intention of the Company to provide Stockholders with annual audited financial statements and such other periodic reporting in a form, and subject to the level of activity that may exist from time to time, as the board of directors believes will keep Stockholders timely and accurately apprised of the income and status of their investment. Any reporting to Stockholders in excess of that required by Louisiana law will be provided at the discretion of the board of directors.

         Stockholders Will Continue To Be Subject To The Operational And Other Risks Facing AVOCA, Which Risks, If Realized, Could Result In A Substantial Reduction In The Value Of Their Shares Of Common Stock.

         Following the Split Transaction, we will continue to face the same risks we have faced in the past. AVOCA's revenues are highly dependent on the results of oil and gas operations on Avoca Island by AVOCA's mineral lessees. Currently, there are only five (5) wells in production, and approximately 92% of AVOCA's net royalty income is derived from just three (3) of those wells. As the current wells are depleted by production, there is no assurance that the same or new mineral lessees will be interested in, or successful at, additional operations. The last two attempts at new wells in which Avoca would have participated, have been unsuccessful. There have also been production problems with the wells currently in production. While in the past those production problems have been able to be remedied, there is no assurance that will be true with respect to future production problems, if any. There is no intention by AVOCA to conduct mineral operations on its own or otherwise engage in an active trade or business. Upon cessation of production of the minerals underlying Avoca Island, AVOCA revenues would consist of rental income from surface operations and interest from its investment portfolio. These revenues are relatively small compared to the current mineral operation income and are not expected to increase significantly. If and when the mineral revenues decrease, the price of the shares of Common Stock may never reach $28.00 or more per share.

         Risks Associated with Not Being a Stockholder.

         Stockholders Who Are Cashed Out Will Forfeit The Opportunity To Participate In Any Future Growth In The Value Of Their Shares.

         Stockholders who are cashed out in the Split Transaction will no longer be stockholders in AVOCA (unless they subsequently acquire shares from other Stockholders following the Effective Date) and will no longer participate in any growth in the value of their shares that may occur in the future. It is possible that the value of our shares could exceed $28.00 per share in the future. Such growth would require significant additional mineral operations, coupled with the continuation of historically high prices for oil and gas.

Recommendation of the Board of Directors
----------------------------------------

         The board of directors has unanimously determined that the Split Transaction is in the best interest of AVOCA and our Stockholders, and is both substantively and procedurally fair to our unaffiliated Stockholders, and unanimously recommends a vote "FOR" the proposal to approve the Split Transaction described in this proxy statement.

Background, Purpose, Structure and Effect of the Split Transaction
------------------------------------------------------------------

         Background

         As of July 21, 2004, approximately 460 of our 642 Stockholders of record of our Common Stock owned fewer than 100 shares. At that time, these Stockholders represented approximately 72% of the total number of Stockholders of record of such Common Stock However, these 460 Shareholders collectively owned only 9,344, or 1.13% of the total number of outstanding shares of our Common Stock.

         We do not know the exact number of shares of our Common Stock owned beneficially (but not of record) by persons who own fewer than 100 shares of our Common Stock and who hold the shares in street name. However, based on information that we do have on non-objecting beneficial owners, and the number of sets of proxy materials that we are requested to provide to the brokers, dealers, etc., we estimate that there are approximately 140 such holders owning beneficially approximately 3,965 shares or 0.5% of the total number of outstanding shares of our Common Stock.

         Accordingly, we estimate that there are an aggregate of approximately 13,300 (9,344 + 3,965 = 13,309) shares of our Common Stock, representing 1.6% of our outstanding shares, held by Stockholders holding fewer than 100 shares.

         Additionally, we estimate an aggregate of approximately 3,460 shares of our Common Stock held by owners of record of more than 100 shares will become fractional share as a result of the Split Transaction, and that another 3,925 shares owned beneficially (but not of record) will become fractional. Therefore, the total number of shares to be purchased as a result of the Split Transaction will be approximately 20,700 (13,300 + 3,460 + 3,925 = 20,685) shares of our common shares or 2.5% of the total number of shares of our Common Stock outstanding.

         Purpose and Reasons for the Split Transaction

         In recent years, the board of directors believes the public marketplace has had less interest in public companies with a limited amount of shares available for trading ("float") in the public marketplace. The board of directors believes it is highly speculative whether our Common Stock would ever achieve significant trading volume in the public marketplace with an active and liquid market. The realization that our Common Stock might not in the foreseeable future achieve significant trading volume as a public company is one of the reasons that caused the board of directors to conclude that AVOCA is not benefiting from being a public company, and that it would be in the best interest of AVOCA and its Stockholders for AVOCA to be privately held. It is the belief of the board of directors that the lack of an active market has not been for lack of persons willing to buy, but from a lack of shareholders willing to sell. The board of directors further believes that the person interested in buying will continue to be interested even if AVOCA were a privately held company.

         Additionally, as a public company, AVOCA is required to prepare and file with the Securities and Exchange Commission, among other items, the following:

     o   Quarterly Reports on Form 10-QSB;
     o   Annual Reports on Form 10-KSB
     o Proxy statements and annual Stockholder reports as required by Regulation 14A under the 1934 Act; and
     o   Current Reports on Form 8-K.

         The costs associated with these reports and other filing obligations as well as other costs relating to public company status comprise a significant overhead expense, anticipated to be in excess of $50,000.00 in each of the next three fiscal years. Such amount is significant to our total cost of administration and to the value of the information to our shareholders. The reporting and filing costs primarily include professional fees for our auditors and corporate counsel and internal compliance costs incurred in preparing and reviewing a filing. They do not include executive time involved in the process. Since AVOCA has relatively few executive personnel, the indirect costs can be substantial.
These Securities and Exchange Commission registration-related costs have been increasing over the years, and we believe that they will continue to increase substantially, particularly as a result of the additional reporting and disclosure obligations imposed on public companies by the recently enacted Sarbanes-Oxley Act of 2002.

         In addition to the direct and indirect costs associated with the preparation of the filings under the 1934 Act and the recent additional reporting and disclosure obligations referenced above, the cost of administering and maintaining so many small Stockholder accounts is significant. The cost of administering each Stockholder's account is essentially the same regardless of the number of shares held in that account. Therefore, our costs to maintain such small accounts are disproportionately high when compared to the total number of shares involved. In 2005, assuming that the Split Transaction does not occur, we expect that each Stockholder will cost us approximately $10.00 for transfer agent and other administrative fees as well as printing and postage costs to mail proxy materials and the annual and periodic reports required to be distributed to Stockholders under the 1934 Act.

         We expect that we will reduce the total cost of administering Stockholder accounts by at least $6,000.00 per year if we complete the Split Transaction. In addition, we estimate that other costs associated with public filings, including legal and accounting fees directly attributable to the public filings, will save AVOCA approximately $50,000.00 per year if the Split Transaction is completed, for an aggregate annual savings to AVOCA of approximately $56,000.00 including the cost of administering Stockholder accounts.

         In light of the passive nature of our business activities and these disproportionate costs, the board of directors concluded that the costs associated with reducing the number of Stockholders of record below 300 was reasonable in view of the anticipated benefits of being privately held. Moreover, the Split Transaction will provide Stockholders with fewer than 100 Pre-Split Shares with an efficient way to cash out their investment in AVOCA because we will pay all transaction costs, other than brokerage fees or commissions incurred by such Stockholders, if any, in connection with the Split Transaction. Otherwise, Stockholders with small holdings would likely incur brokerage fees to sell their shares of Common Stock that are disproportionately high relative to the market value of their shares, based on the $21.50 bid price as of August 10, 2004, the day prior to the announcement of the Split Transaction.

         The reasons for structuring the going private proposal as a Split Transaction as opposed to other formats considered by the board of directors, including a cash tender offer and purchases of shares of Common Stock on the open market, were based on an analysis of the costs of undertaking the transaction as well as the likelihood of success in accomplishing the going private objective. The board of directors believed that neither a cash tender offer nor purchases of shares of Common Stock on the open market would meet the going private objective because, in the first instance it was unlikely that holders of small numbers of shares would make the effort to tender their shares and, in the second instance, there is no active trading market for the Common Stock. Based on board of directors= desire to accomplish the going private objective, the structure of the Split Transaction appeared to be the most cost-effective manner to meet such objective successfully.

         The reason that the going private proposal is being made at this time is because of the expected increased costs of public company status going forward. As part of AVOCA's operational plans going forward, the board of directors believes that it is incumbent to reduce costs as much as possible. In this respect, the sooner the Split Transaction can be implemented, the sooner AVOCA will cease to incur the expenses and burdens of public company status and the sooner Stockholders who are to receive cash in the transaction will receive and be able to reinvest or otherwise make use of such cash payments.

         Factors Considered by the Board of Directors

         In the course of reaching its decision to recommend to the Stockholders the approval of the Split Transaction, the following material positive factors were considered by the board of directors:

         o the value being paid to the holders of less than 100 Pre-Split Shares and other Stockholders receiving cash payment in lieu of the issuance of fractional shares is higher than the market value of Common Stock based on the closing bid price of $21.50 per share on August 10, 2004 AND, the book value of $5.88 per share on June 30, 2004.

         o the opinion of the independent financial advisor that the consideration to be received by the unaffiliated Stockholders is fair to those Stockholders from a financial point of view;

         o anticipated reductions in operating expenses associated with administering a large number of Stockholder accounts holding small amounts of shares;

         o anticipated reductions in the expenses of compliance with the reporting requirements of U.S. securities laws;

         o the opportunity for Stockholders holding less than 100 Pre-Split Shares to liquidate their holdings, particularly given the relatively illiquid market for shares of AVOCA's Common Stock, at a price higher than the market value for such shares; and

         o the ability of Stockholders wishing to remain Stockholders to purchase, subject to what has been limited availability, sufficient shares in advance of the meeting to cause them to own more than 100 Pre-Split Shares.

         The board of directors also considered the following potential adverse factors of the Split Transaction:

         o following the completion of the Split Transaction, the Stockholders of less than 100 Pre-Split Shares prior to the Reverse Split will cease to participate in the future growth of AVOCA, if any, or benefit from increases, if any, in the value of AVOCA. This factor is somewhat mitigated by the fact that these Stockholders may purchase shares of our Common Stock prior to the Effective Date;

         o the payment for fractional shares may be a taxable transaction for Stockholders;

         o following the completion of the Split Transaction, Stockholders will no longer be legally entitled to all the financial information and other disclosures currently being reported by the Company in compliance with the provisions of the Sarbanes-Oxley Act of 2002 and other federal laws and regulations;

         o the market for AVOCA's Common Stock will become less liquid since there no longer will be any established market to trade our Common Stock; and

         o AVOCA loses its potential to raise capital through the sale of its publicly-traded securities in either a public or private offering in the future. As a practical matter, however, capital from the public market has not been, and is not expected to be, an action that AVOCA would wish to pursue.

         In arriving at its decision, the board of directors considered the results of all its analysis as a whole and did not attribute any particular weight to any particular analysis or factor it considered.

         The board of directors considered several alternative transactions to accomplish the reduction in the number of Stockholders to fewer than 300 holders of record but ultimately determined the Split Transaction was the preferred method. Management conducted an analysis of the alternatives available to AVOCA. In making this analysis, management considered the following alternative strategies:

         (a) A cash tender offer B The board of directors believed a cash tender offer would not result in shares being tendered by a sufficient number of record Stockholders so as to accomplish the going private objective and reducing recurring costs. It was thought unlikely that many holders of small numbers of shares would make the effort to tender their shares of Common Stock;

         (b) A purchase of shares in the open market B There is no active trading market for the Common Stock; therefore, it would be highly unlikely that shares of Common Stock could be acquired by AVOCA from a sufficient number of holders to accomplish the board of directors= objectives.

         After careful consideration of several different proposed ratios for the Split Transaction, the board of directors decided to set the ratio for the Split Transaction at 100 to 1 in order to provide reasonable assurance that the remaining number of Stockholders following the Split Transaction would be below 300, taking into consideration changes in share holdings that may occur after the announcement of the Split Transaction and prior to the effective time. The board of directors determined that a less significant ratio would not provide such assurance and would likely result in AVOCA consummating the Split Transaction and not achieving its goal of going private. The board of directors believes that, based on its analysis of its Stockholder base as of June 30, 2004, and using the 100 to 1 ratio, the number of Stockholders of record would be reduced from approximately 640 to approximately 180.

         AVOCA retained an outside party, Chaffe & Associates, Inc ("Chaffe")., to obtain a report and opinion relating to the fairness of the consideration to be paid to the unaffiliated Stockholders who will have fractional shares. The Split Transaction is expected to result in the cash-out of approximately 20,700 shares of Common Stock at the purchase price of $28.00 per share, for an aggregate purchase price of not more than approximately $625,000.00. This price represents a premium, both to the current trading price and to the appraised value of the underlying assets. No independent committee of the board of directors has reviewed the fairness of the Split Transaction. No unaffiliated representative acting solely on behalf of the Stockholders for the purpose of negotiating the terms of the Split Transaction was retained by AVOCA or by a majority of AVOCA's independent directors. In spite of the absence of an unaffiliated representative acting solely on behalf of the Stockholders, AVOCA believes that the Split Transaction is substantively fair to all Stockholders, including our unaffiliated Stockholders, based on the unanimous approval of the board of directors, a majority of whom are independent directors, and for the reasons set forth in the remaining portion of this section.

         The following table lists the high and low sales prices for the Company's common stock as quoted on the OTC for the periods indicated.

                                                           High        Low
                                                         --------   ---------
Fiscal Year Ending December 31, 2004
------------------------------------
      First Quarter                                      $  22.50   $   19.50
      Second Quarter                                        25.00       21.75
Fiscal Year Ended December 31, 2003
-----------------------------------
      First Quarter                                      $  21.00   $   18.50
      Second Quarter                                        20.00       17.60
      Third Quarter                                         21.00       18.80
      Fourth Quarter                                        20.00       19.51
Fiscal Year Ended December 31, 2002
-----------------------------------
      First Quarter                                      $  24.50   $   22.20
      Second Quarter                                        25.10       19.25
      Third Quarter                                         20.95       17.00
      Fourth Quarter                                        19.00       16.01

         The Purchase Price of $28.00 per share reflects a 30% premium over the bid price of $21.50 per share as reported for the Common Stock on the OTC on August 10, 2004. The board of directors considered the closing trading prices of the Common Stock, both recently and over the prior 12 months, and replacement alternatives for the proceeds from the Common Stock in determining that the Purchase Price was appropriate for the Split Transaction. The average closing trading price of the Common Stock from

August 4, 2003 to August 5, 2004 was approximately $21.23 per share. The Purchase Price reflects in excess of a 30% premium over such average price. Since May 20, 2004, AVOCA's closing trading price has been at or below $23.50 per share. The fact that $25.00 per share is the highest closing trading price of the Common Stock since May 13, 2004 was considered important by the board of directors. In addition to the analysis concerning the closing trading price of the Common Stock, the board of directors also took into account the fact that the Purchase Price substantially exceeded AVOCA's net book value per share of $5.88 as of June 30, 2004.

         The board of directors also considered AVOCA's liquidation value in comparison to the Purchase Price and believes that the liquidation value after corporate taxes is below the value of AVOCA calculated at $28.00 per share.

          The board of directors has not received any firm offers during the past two years related to a merger or consolidation of AVOCA, the sale or other transfer of a substantial part of AVOCA's assets, or a purchase of AVOCA's Common Stock that would have enabled the holder to exercise control of AVOCA.

         Finally, the board of directors considered AVOCA's going concern value. Two key factors in using this valuation methodology are establishing a reasonably accurate forecast of earnings and identifying an appropriate discount rate to establish the present value of those future earnings. To establish a reasonably accurate forecast of earnings, the board of directors would need to review historical earnings, AVOCA's current financial condition, and any future earnings projections. To obtain this information, the board of directors had an appraisal made of the surface of its ownership in Avoca Island and in the minerals underlying the island. When the value of the investment accounts of AVOCA was added to the appraised value of the surface and the minerals, the resulting value, on a per share basis, was less than $28.00.

         Based on the foregoing analysis, the board of directors determined that the Purchase Price of $28.00 per share would be appropriate for the Split Transaction.

         The board of directors believes that the Split Transaction is substantively fair to all Stockholders, including unaffiliated Stockholders. Present Stockholders (including those whose shares are expected to be cashed out) generally will have an opportunity both to evaluate all of the information contained herein and to compare the potential value of an investment in AVOCA with that of other available investments. The board of directors believes that the Split Transaction is procedurally fair to our Stockholders because the Reverse Split is being effected in accordance with all requirements under Louisiana law and hence will require a vote of at least two-thirds (2/3) of the voting power present at the Special Meeting.

         In addition, between the date hereof and the Effective Date all Stockholders of AVOCA will have an opportunity to adjust the number of Pre-Split Shares owned by them so that holders who would otherwise be cashed out can continue to be Stockholders, and continuing holders can so divide or otherwise adjust their existing holdings as to become cashed-out Stockholders as to some or all of their Pre-Split Shares. Furthermore, Stockholders were given advance notice of the possibility of the Split Transaction at the Annual Meeting held on March 16, 2004. None of our management-related Stockholders are expected to adjust their holdings so as to become a cashed-out Stockholder. We believe that, in making their decision to determine the Purchase Price, our directors were conscious of the importance of the issues (including those that adversely affect continuing Stockholders as well as those that affect cashed-out Stockholders) and acted in accordance with their fiduciary duties to AVOCA and our Stockholders.

         No provision has been made to grant Stockholders of AVOCA access to its corporate files or to obtain counsel or appraisal services at the expense of AVOCA or any other party. Each member of the board of directors and each executive officer of AVOCA who owns or represents shares of Common Stock has advised AVOCA that he intends to vote his shares, or those he represents, in favor of the Split Transaction.

         Source of Funds and Financial Effect of the Split Transaction.

         The Split Transaction will use approximately $775,000 in cash to complete. This amount includes professional fees and other expenses related to the transaction and payments to be made in lieu of issuing fractional shares. Although this is a material amount to Avoca in the context of a single year, these payments are not expected to have any long term material adverse effect on Avoca's capitalization, liquidity, results of operations or cash flow. Because the actual number of Pre-Split Shares which will be purchased by AVOCA is unknown at this time, the total cash to be paid to holders by AVOCA is unknown, but is estimated to be not more than $625,000.00.

         The approximately $150,000.00 in transaction-related fees and expenses, excluding the payments to be made in lieu of issuing fractional shares, consists of the following:

         DESCRIPTION                                           AMOUNT
         -----------                                           ------
         Appraisal Fees
                  Real Estate                               $  5,000.00
                  Minerals                                  $ 25,000.00
         Advisory Fees and Expenses                         $ 25,000.00
         Legal Fees and Expenses                            $ 70,000.00
         Accounting, printing, solicitation, mailing and
             Miscellaneous fees and expenses                $ 25,000.00
                                                            -----------
         TOTAL                                              $150,000.00
                                                            ===========

         AVOCA expects to be able to pay for the Split Transaction from internal sources without affecting the Company's dividend practice of paying out approximately 90% of current earnings.

         Structure of the Split Transaction and Effect on AVOCA's Stockholders.

         The Split Transaction includes the Reverse Split and the cash payment in lieu of fractional shares. If the Split Transaction is approved by stockholders, the Reverse Split is expected to occur at 5:00 p.m. Central Standard Time on the Effective Date. Upon consummation of the Reverse Split, each Stockholder of record on the Effective Date will receive one share of Common Stock for each 100 Pre-Split Shares held by such Stockholder at that time. If a Stockholder of record holds 100 or more Pre-Split Shares, such Stockholder will be required to surrender his or her current certificate(s), to be replaced with a new certificate representing Post-Split Shares, and any fractional share resulting from the Reverse Split will be cashed out. Any Stockholder of record who holds fewer than 100 Pre-Split Shares at the time of the Reverse Split will receive only a cash payment instead of a fractional share. We intend for the Split Transaction to treat Stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as Stockholders whose shares are registered in their names, and nominees will be instructed to effect the Split Transaction for their beneficial holders. However, nominees may have different procedures and Stockholders holding shares in street name should contact their nominees.

         In general, the Split Transaction can be illustrated by the following examples:

-----------------------------------------------------------------------------------------------------------
Hypothetical Scenario                                   Result
-----------------------------------------------------------------------------------------------------------
A Stockholder holds a single record account with        Instead of receiving a fractional share of
less than 100 shares. As of the Effective Date, a       Common Stock immediately after the Reverse Split,
registered Stockholder holds 45 shares of Common        such Stockholder's shares will be converted into
Stock in her record account. Such Stockholder holds     the right to receive cash in the amount of
no other shares.                                        $1,260.00 (45 shares x $28.00).

                                                        Note: If such registered Stockholder wants to
                                                        continue her investment in AVOCA, prior to the
                                                        Effective Date, she can buy at least 55 more shares


                                       15

                                                        (preferably in her record account so as to
                                                        make it more readily apparent that she holds
                                                        100 or more shares).  Such Stockholder would
                                                        have to act far enough in advance of the Split
                                                        Transaction so that the purchase is completed
                                                        and in her account by the close of business
                                                        (Central Standard Time) on the Effective Date.


A Stockholder holds a single brokerage account          AVOCA intends for the Split Transaction to
with less than 100 shares. As of the Effective Date,    treat Stockholders holding shares of Common Stock
a Stockholder holds 45 shares of Common Stock in her    in street name through a nominee (such as a bank
name in a brokerage account. Such Stockholder holds     or broker) in the same manner as Stockholders
no other shares.                                        whose shares are registered in their names.
                                                        Nominees will be instructed to effect the
                                                        Split Transaction for their beneficial owners.
                                                        If this occurs, such Stockholder will
                                                        receive, through her broker, a check for
                                                        $1,260.00 (45 shares x $28.00). However,
                                                        nominees may have a different procedure and
                                                        Stockholders holding shares of Common Stock
                                                        in street name should contact their nominees.


A Stockholder holds a single record account with        After the Split Transaction, such Stockholder
more than 100 shares. As of the Effective Date, a       will hold 2 shares of Common Stock, and will be
registered stockholder holds 225 shares of Common       entitled to receive $700.00 (25 shares x $28.00)
Stock in his record account.                            in lieu of the issuance of any fractional shares.


A Stockholder holds two separate record accounts        After the Split Transaction, such Stockholder
with an aggregate of more than 100 shares. As of        will hold an aggregate of 2 shares of Common
the Effective Date, a registered Stockholder holds      Stock, and will be entitled to receive $1,400.00
125 shares of Common Stock in one record account        (50 shares x $28.00).
and shares of Common Stock in another record account.


A Stockholder holds a record account and a              If either AVOCA or such Stockholder can
brokerage account with an aggregate of more than        establish to AVOCA's satisfaction that he in fact
100 shares. As of the Effective Date, a Stockholder     holds greater than 100 shares, such Stockholder
holds 45 shares of Common Stock in his record           will be issued one share of stock, and
account and 75 shares of Common Stock in a              be entitled to receive $560.00 (20 shares x $28.00).
brokerage account.                                      Otherwise, AVOCA will presume that all of the
                                                        shares are held by a holder of fewer than 100
                                                        shares and were, therefore, converted into the right
                                                        to receive two separate checks in the aggregate
                                                        amount of $3,360.00 (45 shares x $28.00 =
                                                        $1,260.00; 75 shares x $28.00 = $2,100.00). The
                                                        Stockholder would be able to rebut the presumption
                                                        that his shares were cashed out in the Split Transaction
                                                        by certifying in the letter of transmittal sent to him
                                                        after the Reverse Split that he holds greater than 100
                                                        shares and providing AVOCA such other information and
                                                        documentation as it may request to verify that fact.

Conversion of Shares in Split Transaction

On the Effective Date of the Split Transaction:

o Stockholders holding fewer than 100 Pre-Split Shares, whether record shares (as defined below) or street shares (as defined below), will be entitled to receive cash equal to $28.00 per share, without interest, and such shares will be cancelled;

o Stockholders holding immediately prior to the effective time 100 or more Pre-Split Shares (including any combination of record shares or street shares) in the aggregate shall be entitled to receive (a) a new certificate in exchange for his or her old certificates, and (b) cash consideration with respect to the fractional shares obtained as a result of the Reverse Split.

As used above:

o the term "record shares" means shares of AVOCA's Common Stock, other than street shares, and any record share shall be deemed to be held by the registered holder thereof as reflected on the books of AVOCA;

o the term "street shares" means shares of AVOCA Common Stock held of record in street name, and any street share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof; and

o the term "holder" means: (a) any record holder who would be deemed, under Rule 12g5-1 under the 1934 Act as described below, to be a single "person" for purposes of determining the number of record stockholders of AVOCA, and (b) any other person or persons who would be deemed to be a "holder" under the above clause if the shares it holds beneficially in street name were held of record by such person or persons.

         AVOCA (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

o make such inquiries, whether of any Stockholder(s) or otherwise, as it may deem appropriate for purposes of effecting the Split Transaction; and

o resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of Pre-Split Shares held by any Stockholder. All such determinations by AVOCA shall be final and binding on all parties, and no person or entity shall have any recourse against AVOCA or any other person or entity with respect thereto.

         For purposes of effecting the transaction, AVOCA may, in its sole discretion, but shall not have any obligation to do so:

o presume that any shares of AVOCA Common Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

o aggregate the shares held (whether of record or beneficially) by any person or persons that AVOCA determines to constitute a single holder for purposes of determining the number of shares held by such holder.

         Rule 12g5-1 under the 1934 Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the 1934 Act, securities shall be deemed to be "held of record" by each person who is identified as the owner of such securities on the records of security holders maintained by or on behalf of the issuer, subject to the following:

o In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice shall be included as a holder of record.

o Securities identified as held of record by a corporation, a partnership, a trust (whether or not the trustees are named), or other organization shall be included as so held by one person.

o Securities identified as held of record by one or more persons as trustees, executors, guardians, custodians or in other fiduciary capacities with respect to a single trust, estate or account shall be included as held of record by one person.

o Securities held by two or more persons as co-owners shall be included as held by one person.

o Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

         Effect of Split Transaction on AVOCA.

         Our Charter, as amended, currently authorizes the issuance of 830,500 shares of common stock. As of the Record Date, all 830,500 shares of Common Stock were outstanding. Based upon AVOCA's best estimates, if the Split Transaction had been consummated as of the Record Date, the number of holders of record of Common Stock would have been reduced from approximately 640 to approximately 180 or by approximately 460 Stockholders.

         Our Common Stock is currently registered under Section 12(g) of the 1934 Act and, as a result, we are subject to the periodic reporting and other requirements of the 1934 Act. As a result of the Split Transaction, we anticipate that we will have less than 300 holders of record of our publicly-traded Common Stock and the requirement that AVOCA maintain its registration under the 1934 Act will terminate and it will become a "private" company. As a result of AVOCA's deregistration, our shares of Common Stock will no longer trade on the OTC. In connection with the proposed Split Transaction, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with the SEC.

         AVOCA estimates that payments of cash in lieu of the issuance of fractional shares will not exceed approximately $625,000.00 in the aggregate.

         The par value of the Common Stock will remain at no par value per share, but the number of authorized shares will be reduced to 8,305 following consummation of the Reverse Split.

         Effect of the Split Transaction on Management-Related Stockholders.

         Management-related Stockholders of AVOCA, consisting of certain of our executive officers and directors, and entities that are Stockholders and whose executive officers and directors are officers and directors of the Company, will participate in the Split Transaction to the same extent as nonaffiliates. The management-related Stockholders of AVOCA all currently own sufficient shares of Common Stock (over 100 each) so that they will all continue to be Stockholders after the Split Transaction. As with all other remaining Stockholders of AVOCA, the percentage ownership by the management-related Stockholders of the total outstanding shares after the Split Transaction will increase slightly because of the 2.5% decrease in common shares outstanding.

         The amounts set forth in the table entitled "Security Ownership of Certain Beneficial Owners and Management" illustrate the anticipated effect of the Split Transaction on the management-related Stockholders. The Split Transaction will not have a material effect on the management-related Stockholders. The net book value per share as of June 30, 2004 was $5.88 per share; if the Split Transaction had occurred as of that date, we estimate that the net book value would have been $603.03 per Post-Split Share (or $6.03 per Pre-Split Share, an increase of approximately 2.5%). The net income per share for the fiscal year ended December 31, 2003 was $3.18 per share; if the Split Transaction had been effected as of the same date, we estimate that the income per share would have been $326.43 per Post-Split Share (or $3.26 per Pre-Split Share, an increase in the net profit per Pre-Split Share of approximately 2.5%).

         Cash Payment in Lieu of Shares of Common Stock.

         We will not issue any fractional shares in connection with the Split Transaction. Instead, if a stockholder holds less than 100 Pre-Split Shares, or holds Pre-Split Shares in other than multiples of 100, we will pay $28.00 per Pre-Split Share in lieu of issuing fractional shares. We will not pay interest on cash sums due any such Stockholder pursuant to the Split Transaction or any brokerage commissions incurred by such Stockholder.

         Assuming the Split Transaction occurs, as soon as practical after the Effective Date, which will occur no later than thirty (30) days following the date of the Special Meeting, we will mail a letter of transmittal to each holder of record. The letter of transmittal will contain instructions for the surrender of the certificate or certificates to AVOCA's exchange agent in exchange for a new certificate and, if applicable, the aggregate Purchase Price. The certificate exchange and cash payment, if applicable, will be made promptly to each Stockholder who has surrendered outstanding certificate(s), together with the letter of transmittal, to AVOCA's exchange agent. The actual amount of time that may elapse until Stockholders receive their certificates and/or payments will vary depending upon several factors, including the amount of time it takes each Stockholder to surrender such Stockholder's certificate or certificates. See "Exchange of Stock Certificates" below. No appraisal rights are available under the Louisiana General Corporation Law, or AVOCA's Charter, as amended, to any Stockholders who dissent from the proposed Split Transaction. See "Appraisal Rights" below.

         Conduct of AVOCA's Business After the Split Transaction

         We expect our business and operations to continue as they are currently being conducted and, except as disclosed in this document, the Split Transaction is not anticipated to have any effect upon the conduct of our business. If the Split Transaction is consummated, all persons owning fewer than 100 Pre-Split Shares of Common Stock will no longer have any equity interest in and will not be Stockholders of AVOCA and, therefore, will not participate in our future potential for earnings and growth. Instead, each such owner of Common Stock will have the right to receive, upon surrender of their stock certificates, the Purchase Price per share in cash, without interest.

         In addition, management-related Stockholders now owning approximately 45% of the Common Stock are expected to own approximately 46% of the Common Stock after the Split Transaction. See "Security Ownership of Certain Beneficial Owners and Management."

         Other than as described in this proxy statement, neither AVOCA nor our management has any current plans or proposals to effect any extraordinary corporate transaction such as a merger, reorganization or liquidation; to sell or transfer any material amount of our assets; to change our board of directors or management; to change materially our indebtedness or capitalization; or otherwise to effect any material change in our corporate structure or business. Though AVOCA will no longer be subject to the SEC's financial reporting requirements or the heightened disclosure and independence requirements imposed by the Sarbanes-Oxley Act of 2002, the Company intends to continue providing Stockholders with annual audited financial statements, and such other reporting as the board of directors determines is necessary and appropriate to keep AVOCA Stockholders timely and accurately apprised of the income and status of their investment in the Company.

         Material Federal Income Tax Consequences

         The following description of the material federal income tax consequences of the Split Transaction is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Split Transaction. THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND DOES NOT DISCUSS THE TAX CONSEQUENCES WHICH MAY APPLY TO SPECIAL CLASSES OF TAXPAYERS (E.G., NON-RESIDENT ALIENS, BROKER/DEALERS OR INSURANCE COMPANIES). THE STATE AND LOCAL TAX CONSEQUENCES OF THE SPLIT TRANSACTION MAY VARY SIGNIFICANTLY AS TO EACH STOCKHOLDER, DEPENDING UPON THE JURISDICTION IN WHICH SUCH STOCKHOLDER RESIDES. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR CONSEQUENCES TO THEM.

         In general, the federal income tax consequences of the Split Transaction will vary among Stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of Common Stock in exchange for their Pre-Split Shares of Common Stock. The Company believes that because the Split Transaction is not part of a plan to increase periodically a Stockholder's proportionate interest in the Company's assets or earnings and profits, the Split Transaction will likely have the following federal income tax effects: A Stockholder who receives solely a reduced number of shares of Common Stock will not recognize gain or loss. In the aggregate, such a Stockholder's basis in the reduced number of shares of Common Stock will equal the Stockholder's basis in its Pre-Split Shares of Common Stock. A Stockholder who receives cash in lieu of a fractional share as a result of the Split Transaction will generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Code, which distribution will be taxed as either a distribution under Section 301 of the Code or an exchange to such Stockholder, depending on that Stockholder's particular facts and circumstances. Generally, a Stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the Stockholder's basis in the fractional share. In the aggregate, such a Stockholder's basis in the reduced number of shares of Common Stock will equal the Stockholder's basis in its Pre-Split Shares of Common Stock decreased by the basis allocated to the fractional share for which such Stockholder is entitled to receive cash, and the holding period of the post-Split Transaction shares received will include the holding period of the Pre-Split Shares exchanged.

         The Company will not recognize any gain or loss as a result of the Split Transaction.

         Opinion of Independent Financial Advisor

         Chaffe & Associates, Inc. ("Chaffe") was engaged by AVOCA's board of directors on May 14, 2004 to act as its financial advisor and to evaluate the fairness, from a financial point of view, of the $28.00 price per Pre-Split Share to be paid to unaffiliated Stockholders who would otherwise be entitled to fractional Post-Split Shares in the Split Transaction, which price was determined by the board of directors. Chaffe was selected based on a recommendation received by the board of directors, Chaffe's experience and reputation in business valuations, and the fee quoted for the engagement and the availability of Chaffe to produce a fairness opinion in the time period required by AVOCA. The terms of the engagement are described in more detail below. As part of its investment banking business, Chaffe is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, fairness opinions, private placements, minority stockholder representations and valuations for corporate estate and other purposes.

         The following description of the opinion of Chaffe relating to the price per Pre-Split Share for the Split Transaction is qualified in its entirety by reference to the full text of the opinion as set forth in Annex B. The opinion is sometimes referred to in this proxy statement as the "Split Opinion."

         On June 17,2004, Chaffe met with the board of directors and made an informal presentation of the procedures and methodology that it was following in connection with its engagement. The presentation included an preliminary, oral estimation of a range of values it was then contemplating as appropriate. No written materials were furnished to the board of directors at that time.

         On August 10, 2004, Chaffe delivered an oral report to the board of directors, advising it on a range of value for the consideration to be paid to the holders of fractional shares of Common Stock in the Split Transaction that would be fair from a financial point of view. Later that day, Chaffe delivered a written Split Opinion , that as of the date of such Split Opinion, and based upon and subject to the various limitations, qualifications and assumptions stated in the opinion, the $28.00 per share consideration to be paid by AVOCA to the holders of fractional shares of Common Stock in the Split Transaction is fair, from a financial point of view, to the unaffiliated Stockholders. No limitations were imposed by AVOCA's board of directors or management with respect to the investigations made or procedures followed by Chaffe in rendering its Split Opinion.

         AVOCA's Stockholders are urged to read the entire Split Opinion before executing their proxy. The written Split Opinion of Chaffe is directed to the board of directors, is limited only to the fairness of the consideration to be paid in the proposed Split Transaction from a financial point of view, and does not constitute a recommendation to any Stockholder as to how such Stockholder should vote at the Special Meeting.

         While Chaffe rendered its Split Opinion and provided certain financial analyses to AVOCA's board of directors, the Split Opinion was only one of the many factors taken into consideration by AVOCA's board of directors. The board of directors independently determined the amount of consideration to be paid in connection with the Split Transaction.

         Chaffe has advised the board of directors expressly in its Split Opinion that Chaffe does not believe that any person (including a Stockholder of AVOCA) other than AVOCA's board of directors has the legal right to rely upon its Split Opinion to support any claims against Chaffe arising under applicable state law and that, should any such claims be brought against Chaffe by any such person, this assertion will be raised as a defense. Should a claim arise, the availability of such a defense would be resolved by a court of competent jurisdiction. Resolution of the question of the availability of such a defense, however, will have no effect on the rights and responsibilities of AVOCA's board of directors under applicable state law. Nor would the availability of such a state law defense to Chaffe have any effect on the rights and responsibilities of either Chaffe or the board of directors under the federal securities laws.

         In arriving at its Split Opinion, Chaffe:

           o Reviewed the draft proxy statement and associated documents related to the proposed Split Transaction;
           o Reviewed AVOCA's Forms 10-KSB for the years ended December 31, 1999 through 2003, and its Form 10-QSB for the quarter ended June 30,2004;
           o Reviewed certain financial and operating information provided to Chaffe by management relating to AVOCA's business;
           o Interviewed and discussed with AVOCA's senior management and board of directors the Company's past and current operations, financial condition and future prospects;
           o Reviewed certain contracts, including surface and mineral leases, and interviewed the companies that provided the appraisal of the surface and minerals of Avoca Island;

           o Reviewed certain real estate and mineral leases covering Avoca Island;
           o Reviewed AVOCA's current and historical publicly reported prices and trading volume of its common stock;
           o Compared certain financial information of AVOCA with similar publicly available financial data and stock market performance data of public companies that Chaffe deemed generally comparable to AVOCA; and
           o Considered other applicable valuation methodologies utilized for similar transactions.

         Chaffe also reviewed and evaluated such other information and conducted such other analyses that it deemed appropriate for purposes of rendering its Split Opinion.

         In connection with the review, Chaffe relied upon and assumed the accuracy and completeness of all information that was publicly available or that was furnished to it by AVOCA or otherwise reviewed by Chaffe. Chaffe did not independently verify the accuracy or completeness of such information. Chaffe has not assumed any responsibility or liability for that information. Chaffe has not conducted any valuation or appraisal of any assets or liabilities, but relied on valuations and appraisals provided to it. In relying on financial analyses and forecasts provided to Chaffe, Chaffe assumed that these were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management and its appraisers as to AVOCA's expected future results of operations and financial condition of AVOCA for which such analyses or forecasts relate. Chaffe further relied upon the assurance of the Company's senior managers that they are not aware of any facts that would render such information inaccurate, incomplete or misleading.

         Chaffe expressed no view as to, and in its opinion does not address, the relative merits of the Split Transaction as compared to (i) any alternative business strategy that might exist for AVOCA, or (ii) the effect of any other strategy to accomplish a going private transaction. Although Chaffe evaluated the consideration to be paid in the Split Transaction from a financial point of view, it was not asked and did not recommend the specific consideration to the paid. The consideration was determined by the board of directors. Chaffe expressed no opinion on the tax consequences of the Split Transaction on AVOCA or its Shareholders. Further, Chaffe expressed no opinion regarding the prices or trading ranges at which AVOCA's stock might trade at any time.

         In preparing its opinion, Chaffe preformed a variety of financial and comparative analyses, including those described below. The summary set forth below does not completely describe the analyses or data considered by Chaffe. The preparation of a fairness opinion is a complex process not readily susceptible to partial analysis or summary description. Chaffe believes that the summary set forth below and its analyses must be considered as a whole and that selecting parts of the summary, without considering all of its analyses, could create an incomplete or misleading view of the processes underlying its analyses and the Split Opinion. Chaffe based its analyses on assumptions it deemed reasonable, including assumptions about general business and economic conditions and industry-specific factors.

         Review of AVOCA Financial Condition: Chaffe reviewed the financial condition of AVOCA over the past five years and noted, among other matters, that the Company has been consistently profitable, but that its revenues and earnings have fluctuated substantially during this period because of changes in natural gas production levels from AVOCA's mineral leases, variances in the price of natural gas and changes in interest rates affecting the company's investment portfolio. AVOCA's revenue is principally generated from natural gas royalties and the production is concentrated with one well, AVOCA 47-1, which was responsible for 67%, 36% and 54% of the Company's net royalty income for the years 2001, 2002 and 2003, respectively. Chaffe noted an overall decline in production in existing wells from levels experienced in 2001, suggesting some level of depletion. The estimated life of AVOCA's mineral reserves, as calculated by Collarini and Associates, is four years.

         During the past three years, there were three wells drilled on AVOCA's property, two of which were non-producing. One of these experienced mechanical problems in drilling. This well (renamed

Marine Shale #1) was subsequently re-drilled. After two unsuccessful perforations and tests, Marine Shale #1 was plugged and abandoned.

         Chaffe notes also that AVOCA has substantial liquid assets, including approximately $4.3 million in cash, cash equivalents and marketable securities.

         The following paragraphs summarize the material quantitative analyses performed by Chaffe in arriving at the Split Opinion as delivered to the board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand these financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth below without considering the full narrative description of the financial analysis, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Chaffe's financial analyses.

         Chaffe performed a valuation analysis of the Company using the following methodologies:, comparable company trading analysis, liquidation/break-up analysis, and stock trading analysis.. Each of these analyses were used to generate a reference for the equity value of the Company.

         Stock Trading Analysis. Chaffe reviewed and analyzed the historical trading volumes and prices at which AVOCA's common stock had traded for the year prior to the date of Chaffe's presentation to AVOCA's board of directors (from August 7, 2003 through and August 6, 2004) and noted that the highest closing price was $25.00 per share on May 6 through 13, 2004, and the lowest closing price was $18.80 per share on September 2 through October 18, 2003. In addition, Chaffe noted that approximately 57% of the volume for AVOCA's common stock had closing prices between $21.20 and $22.08 per share over the same one-year period. Chaffe also noted that trading activity was limited and that the trading market was relatively illiquid, with an average volume of approximately 353 shares per day.

         Chaffe then analyzed the premiums paid in the Split Transaction relative to AVOCA's stock price on August 6, 2004, as well as the 52-week trading range and provided the following analysis:

                                         Price              Purchase Price
                                       Per Share           Premium (Discount)
                                       ---------           ------------------
Purchase Price                          $28.00                  0.00%
Price at closing on August 6, 2004      $22.00                 27.27%
52-Week High                            $25.00                 12.00%
52-Week Low                             $18.80                 48.94%


         The stock trading analysis is significant because it demonstrates that the price per share contemplated in the Split Transaction is at a premium to the historical prices of AVOCA's common stock. Although the premium to AVOCA's historical price per share does not imply fairness on its own, it does suggest fairness.

         Comparable Company Analysis. The comparable company analysis estimates the value of a share of stock based on a comparison of a select company's financial statistics with the financial statistics of other relevant comparable public companies. Using publicly available information, Chaffe reviewed and compared the market values and trading multiples of the Company and a peer group of twelve selected publicly traded oil and gas royalty trusts, including BP Prudhoe Bay Royalty Trusts, Cross Timbers Royalty Trust, Dominion Resources Black Warrior, Eastern American Natural Gas Trust, LL&E Royalty Trust, Mesa Royalty Trust, Permian Basin Royalty Trust, Sabine Royalty Trust, San Juan Basin Royalty Trust, Santa Fe Energy Trust, TEL Offshore Trust, and Torch Energy Royalty Trust. Chaffe referred to these twelve companies as the "Guideline Companies," most of which companies are significantly larger than the Company and have estimated reserve lives in excess of AVOCA's estimated reserve life.

         Because the Company has a shorter estimated reserve life than the Guideline Companies, Chaffe also performed the same analysis using "Selected Guideline Companies" with comparable reserve lives, including Santa Fe Energy Trust, TEL Offshore Trust and Torch Energy Royalty Trust.

         Both of these analyses compared financial information for the Company as of June 30, 2004, and the median data for the Guideline Companies or the Selected Guideline Companies, respectively, as of the most recent period then available for each comparable company, either March 31, 2004 or June 30, 2004. The table below sets forth the comparative data.

                                                                         Guideline
                                                                         Companies             Selected Guidelines
                                                    AVOCA                Median                Companies Median
                                                   -------               ---------             -------------------
Present Value (10 year life)(1) (000)              $ 6,751               $ 92,809              $ 37,172
Book Value Royalty Interests (000)                 $     0               $ 11,484              $  9,241
Book Value Equity (000)                            $ 4,882               $ 11,853              $  9,303
Estimated Reserve Life                                 4                      9                     5
Dividend Payout Ratio                               90%(2)                   100%                  100%
-----------------------------------------------
   (1) Proved Producing reserves only
   (2) Estimate, based on company policy.

         Chaffe noted that none of the comparable companies are identical to AVOCA. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Groups and other factors that could affect the public trading volume of the Comparable Groups, as well as that of AVOCA.

         Chaffe reviewed the appropriate market values as a multiple of, among other things, PV10 Net Worth, dividend yield and earnings of the Guideline Companies, the Selected Guideline Companies and the Company. All multiples were based on closing stock prices on August 6, 2004.

                                                 Guidelines
                                                 Companies    Selected Guideline
                                    AVOCA        Median       Companies Median
                                   -------       -----------  ------------------
   Price to PV10 Net Worth         157.06%        208.71%          134.36%
   Dividend Yield                   12.95%          7.83%           12.86%


         Chaffe then applied the selected multiples implied by the Comparable Groups to the comparable data for the Company, and adjusted the analyses for the value of land, cash and marketable securities, as appropriate. The price to PV10 Net Worth multiple resulted in the following implied per share median equity value indications for the Company, as compared to the Purchase Price:

                                Implied Equity Value     Per Share Consideration
                                Per Share for AVOCA             for AVOCA
                                ---------------------    -----------------------
All Guidelines Companies               $18.79                    $28.00
Selected Guidelines Companies          $14.48

         These analyses demonstrate that the $28.00 per share price to be paid exceeds the indicated prices.

         The dividend yield analyses resulted in the following implied per share median equity value indications for AVOCA, as compared to the Purchase Price:

                                Implied Equity Value     Per Share Consideration
                                Per Share for AVOCA             for AVOCA
                                ---------------------    -----------------------
All Guidelines Companies               $40.99                     $28.00
Selected Guidelines Companies          $29.04

         These analyses demonstrate that the $28.00 per share price to be paid is below the indicated prices.

         Breakup/Liquidation Analysis In addition to considering AVOCA as a going concern, Chaffe calculated the net value of the company's assets that may be available to shareholders upon a liquidation of the company, as a way to derive an implied equity value. Chaffe performed a breakup/liquidation analysis based on appraisals of the Company's land and minerals, and market value of liquid assets as of June 30, 2004. The analysis was based on an assessment of balance sheet assets, net of liabilities of the Company, and assumed certain federal tax impact or transaction costs such as legal, brokerage fees or other miscellaneous winding up expenses. This analysis resulted in the following implied per share equity value indication for the Company, as compared to the Purchase Price:

         Implied Equity Value                Per Share Merger Consideration
         Per Share for AVOCA                            For AVOCA
         --------------------                ------------------------------
               $12.14                                     $28.00

         This analysis demonstrates that a break up/liquidation price indication is less than the Purchase Price.

         The Split Opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on, and the information made available to Chaffe as of, the date of the Split Opinion. Subsequent developments may affect the written Split Opinion dated August 10, 2004, and Chaffe does not have an obligation to update, revise or reaffirm the Opinion.

         For providing advisory services, conducting its analyses and rendering its Split Opinion, AVOCA paid Chaffe professional fees in the amount of $20,000, and agreed to reimburse Chaffe for direct expenses related to its services. In addition, AVOCA has agreed to indemnify Chaffe and related persons against liabilities, including liabilities under federal and state securities laws. arising out of its engagement. Neither AVOCA nor any of its management-related Stockholders has any ongoing relationship with Chaffe.

         Land and Mineral Appraisals

         In an effort to determine value of the Company, AVOCA's board of directors engaged the Robert W. Merrick Appraisal Division of Latter & Blum, Inc./Realtors ("Merrick") to perform an independent appraisal of the value of the surface rights to the land owned by AVOCA, and Collarini Associates ("Collarini") to perform an independent appraisal of the value of the Company's mineral interests. Each of these appraisers was selected by the board of directors from a pool of potential qualified appraisers, based on the appraiser's relative qualifications and availability.

         In preparing its appraisal, Merrick inspected AVOCA's property on Avoca Island, and researched comparable sales and market information. While Merrick considered the three customary approaches to value: cost, sales comparison and income capitalization, the sales comparison approach was considered the most reliable appraisal methodology. After performing its analysis, Merrick concluded that AVOCA's surface rights have an estimated market value of $2,485,000.00.

         Upon its examination of the geoscience, engineering and financial data associated with the mineral interests underlying Avoca Island, Collarini estimated the fair market value of AVOCA's mineral and royalty interest, as of May 1, 2004, to be $5.80 million. In reaching its conclusions, Collarini considered the value of the current production from AVOCA's five active wells, and the value associated with behind pipe zones in the current wells, a lease hold by McRae Exploration & Production, Inc., and future wells not yet drilled.

         Neither AVOCA nor any of its management-related Stockholders has any material ongoing relations with Collarini. Though Merrick and its affiliates frequently perform services for Whitney National Bank, a management-related Stockholder, the appraiser has certified that, as per the guidelines set forth by U.S.P.A.P. and F.I.R.R.E.A., the appraisal was prepared in an unbiased manner.

Certain Effects of the Split Transaction
----------------------------------------

         The Split Transaction constitutes a "going private" transaction under the U.S. securities laws. Following the Split Transaction, we expect that our Common Stock will no longer be publicly traded or quoted on the OTC, that we will no longer be required to file periodic and other reports with the SEC, and that we will formally terminate our reporting obligations under the 1934 Act.

Vote Required
-------------

         Approval of the amendments and the related Split Transaction requires a vote in favor of the Split Transaction of at least two-thirds of the voting power present. The Split Transaction is not subject to and does not require the affirmative vote of a majority of the outstanding shares of our Common Stock held by our unaffiliated Stockholders. You are entitled to one vote per share of Common Stock held as of the Record Date. Abstentions will have the effect of a vote against the approval of the amendment, while broker non-votes will not affect the outcome. As of the Record Date, we had 830,500 shares of Common Stock issued and outstanding. Our "management-related Stockholders," consisting of certain executive officers and directors, and entities that are Stockholders and whose executive officers and directors are officers or directors of the Company, collectively own or represent approximately 45% of our common stock outstanding on the Record Date. Since our "management-related Stockholders" have orally indicated to us that they intend to vote their shares, and the shares of the entities they represent, in favor of the Split Transaction, we believe that there is a likelihood the requisite Stockholder approval will be obtained.

Board of Directors' Reservation of Rights
-----------------------------------------

         The board of directors retains the right to abandon (and not implement) the Split Transaction (even after approval thereof) if it determines subsequently that the Split Transaction is not then in the best interests of AVOCA and its Stockholders. The board of directors also reserves the right to delay the Split Transaction if there is litigation pending regarding the Split Transaction. If the Split Transaction is not approved, or, if approved, is not implemented, the proposed deregistration of AVOCA's Common Stock will not be implemented.

Effective Date
--------------

         The effective date of the Split Transaction will occur when the Secretary of State of the State of Louisiana accepts for filing the amendments to the Charter of AVOCA, as amended.

Exchange of Stock Certificates
------------------------------

         It is currently anticipated that American Stock Transfer and Trust Company will serve as exchange agent to receive stock certificates of AVOCA and to send cash payments to our Stockholders entitled to receive them. Promptly after the Effective Date, the exchange agent will mail to each holder of record a letter of transmittal (which shall contain a certification as to the number of shares held and such other matters as AVOCA may determine and shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the exchange agent) and instructions to effect the surrender of the certificates in exchange for a new certificate and a cash payment, if any, payable with respect to such certificates. Upon surrender of a certificate for cancellation to the exchange agent, together with such letter of transmittal, duly completed and executed and containing the certification of number of shares held, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will receive a new certificate and/or cash payment payable with respect to the shares formerly represented by such certificate and the certificate so surrendered shall be canceled. No interest will accrue on the cash consideration after the Effective Date. In the event of a transfer of ownership of shares which is not registered in the share transfer records of AVOCA, the cash payment, if any, payable in respect of such shares may be paid or issued to the transferee if the certificate representing such shares is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

         YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. LETTERS OF TRANSMITTAL WILL BE MAILED SOON AFTER THE SPLIT TRANSACTION IS COMPLETED.

Regulatory Approvals
--------------------

         AVOCA is not aware of any material governmental or regulatory approval required for completion of the transaction, other than compliance with the relevant federal and state securities laws and the corporate laws of Louisiana.

Appraisal Rights
----------------

         No appraisal rights are available under the Louisiana General Corporation Law to Stockholders who dissent from the Split Transaction. There may exist other rights or actions under state law for Stockholders who are aggrieved by reverse stock splits generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon facts or circumstances, Stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Information and Security Ownership of Management and Certain Beneficial Owners
------------------------------------------------------------------------------

         Robert C. Baird, Jr., age 54, is the President and a Director of the Company. Mr. Baird also serves as Executive Vice President of Whitney National Bank, President of Berwick Land Co., Inc. and President of Terre Aux Boeufs Land Co., Inc. Mr. Baird has been a Director of the Company since 1998.

         Bernard E. Boudreaux, Jr., age 67, is a Director of the Company. He is an attorney with the law firm of Breazeale, Sachse & Wilson, L.L.P. in Baton Rouge, Louisiana. Mr. Boudreaux previously served as Executive Counsel to the Governor of Louisiana, and as District Attorney for the 16th Judicial District of Louisiana. In addition to serving as Director of AVOCA, a position he has held since 2001, Mr. Boudreaux also serves as a director of Sterling Sugars, Inc.

         John P. (Jack) Laborde, age 55, is a Director of the Company. Mr. Laborde is President of Overboard Holdings, L.L.C., and President of All Aboard Development Corporation. He has served as Director of AVOCA since 2003.

         M. Cleland Powell, III, age 56, is Secretary-Treasurer and a Director of the Company. Mr. Powell also serves as Senior Vice President of Whitney National Bank, and Vice President-Treasurer of Terre Aux Boeufs Land Co., Inc. He has served on AVOCA's Board of Directors since 1986.

         J. Scott Tucker, age 56, is a Director and Vice President of the Company. Mr. Tucker also serves as President, Chief Executive Officer and a Director of Hellenic, Inc., a company specializing in real estate and oil and gas investment and construction. He has served as a Director of the Company since 1998.

         The following table provides information as of July 31, 2004 concerning each officer and director, and each Stockholder known by the Company to be the beneficial owner (as determined in accordance with applicable rules of the Securities and Exchange Commission) of more than 5% of its outstanding stock. The table also shows the anticipated ownership of such Stockholders after the consummation of the Split Transaction.

Name and Address          Shares Beneficially     Percent of        Pro Forma               Pro Forma
of Beneficial Owner(1)          Owned(2)            Class      Beneficial Ownership      Percent of Class
-----------------------------------------------------------------------------------------------------------
Robert C. Baird, Jr.             None               0.00%             None                    0.00%

Bernard E. Boudreaux, Jr.       400(3)              0.048%             4                      0.050%

John P. (Jack) Laborde           None               0.00%             None                    0.00%

M. Cleland Powell, III           None               0.00%             None                    0.00%

J. Scott Tucker                 200(4)              0.024%             2                      0.025%

Whitney National Bank
228 St. Charles Avenue
New Orleans, Louisiana 70130  268,000 (5)           32.27%            2680                   33.27%

Hellenic, Inc.
800 David Drive
Morgan City, Louisiana 70380   72,875 (6)            8.77%             728                    9.04%
-----------------
(1) The address for each of the directors and executive officers of the Company is c/o Avoca, Incorporated, 225 St. Charles Avenue, Suite 828, New Orleans,
Louisiana 70130.
(2) Includes direct and indirect ownership and, unless otherwise indicated, also includes sole voting and investment power with respect to reported holdings.
(3) Mr. Boudreaux's 401(k) retirement plan is the record owner of these shares.
(4) Mr. Tucker's wife is the record owner of these shares. Mr. Tucker is also and officer and director of Hellenic, Inc., whose ownership interest in AVOCA is reported below.
(5) Robert C. Baird, Jr. and M. Cleland Powell III, directors of the Company, are senior officers of Whitney National Bank.
(6) J. Scott Tucker, a director of the Company, is President, Chief Executive
Officer and a director of Hellenic, Inc. He is also Chief Financial Officer, a director and shareholder of Capital Management Consultants, Inc., a related company that owns 3.73% of the Company's outstanding stock.

         To the Company's knowledge, none of the Company's directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the Company's directors and executive officers is a citizen of the United States.


                          SUMMARY FINANCIAL INFORMATION

Summary Historical and Pro Forma Financial Information
------------------------------------------------------

         The following summary of historical and pro forma financial data was derived from AVOCA's audited financial statements as of and for the fiscal year ended December 31, 2003, and from AVOCA's unaudited interim financial statements as of and for the six months ended June 30, 2004, with the interim financial statements then being adjusted to give effect to the cash payments anticipated to be made in connection with the Split Transaction. This financial information is only a summary and should be read in conjunction with the financial statements of AVOCA, including the notes thereto, and other financial information contained in AVOCA's Annual Report on Form 10-KSB for the year 2003 and Quarterly Report on Form 10-QSB for the six months ended June 30, 2004, which information is incorporated by reference in this proxy statement. See "Available Information" below.

         The pro forma financial statements give effect to the Split Transaction as if it had occurred on or before June 30, 2004, and are based on the assumption that an aggregate of approximately 20,700 shares will result in fractional shares and will be purchased by AVOCA for approximately $625,000, with $150,000 of costs incurred. This $150,000 of costs will reduce income for the year and is reflected on the pro forma income statement for June 30, 2004. The $625,000 for cash in lieu of fractional shares will not affect net income, but will be accounted for as a reduction in cash and a corresponding reduction in shareholders' equity as reflected in the pro forma balance sheet for June 30, 2004. The $150,000 of costs similarly reduces cash and shareholders' equity on the pro forma balance sheet for June 30, 2004, so that the total reduction in cash and shareholders' equity as a result of the Split Transaction is shown to equal $775,000. The pro forma information set forth below is not necessarily indicative of what AVOCA's actual financial position would have been had the Split Transaction been consummated as of the above-referenced date or of the financial position that may be reported by AVOCA in the future.

Condensed Statements of Operations Data
                                                        (Unaudited)            Proforma      (Unaudited)
                                       Year ended        Six months            reverse        Proforma
                                       December 31      ended June 30           stock          June 30
                                           2003             2004                split            2004
                                           ----             ----                -----            ----
Gross Revenue                          $4,417,946        $2,631,646                           $2,631,646
   Less severance taxes                   140,749            96,814                               96,814
                                       -----------       ----------                           ----------
Gross profit                            4,277,197         2,534,832                           $2,534,832
                                       ==========        ==========                           ==========

Net income                             $2,643,454        $1,604,513           $(150,000)      $1,455,513
                                       ==========        ==========           ==========      ==========


Condensed Balance Sheet Data
                                                                               Proforma      (Unaudited)
                                                        (Unaudited)            reverse        Proforma
                                       December 31        June 30               stock          June 30
                                           2003             2004                split            2004
                                           ----             ----                -----            ----
Assets
Current assets                         $3,718,937       $3,245,819            $(775,000)      $2,470,819
Other assets                            1,950,532        1,702,984                             1,702,984
                                       -----------       ----------                           ----------

Total assets                           $5,669,469       $4,948,803                            $4,173,803
                                       ==========       ==========                            ==========

Liabilities and shareholders' equity
Current liabilities                    $2,376,995       $   52,681                            $   52,681
Other liabilities                          14,941           14,076                                14,076
Shareholders' equity:                   3,277,533        4,882,046            $(775,000)       4,107,046
                                       ----------       ----------                            ----------

Total liabilities and shareholder's
    equity                             $5,669,469       $4,948,803                            $4,173,803
                                       ==========       ==========                            ==========

                              AVAILABLE INFORMATION

         We have filed a Rule 13e-3 Split Transaction Statement on Schedule 13E-3 under the 1934 Act with respect to the Split Transaction. The Schedule 13E-3 contains additional information about AVOCA. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of AVOCA during regular business hours by any interested Stockholder of AVOCA, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request the Secretary of AVOCA at Avoca, Incorporated, 228 St. Charles Avenue, Suite 828, New Orleans, Louisiana 70130, telephone: 504-552-4720.

         We are currently subject to the information requirements of the 1934 Act and in accordance therewith we file periodic reports, proxy statements and other information with the SEC relating to our business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. This information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov."

         The following documents, which we have filed with the Securities and Exchange Commission, are incorporated herein by reference:

         (a) AVOCA's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

         (b) AVOCA's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2004.

         (c) AVOCA's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2004.

         We will amend this proxy statement and our Schedule 13E-3 to include or incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this document to the extent required to fulfill our disclosure obligations under the 1934 Act. Any statement contained in this proxy statement, or in a document incorporated by reference, shall be deemed to be modified or superseded to the extent that a statement contained in this proxy statement or in any other subsequently filed document incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

         You can obtain any of the documents incorporated by reference in this proxy statement from AVOCA or from the Securities and Exchange Commission through its web site at the address provided above. Documents incorporated by reference are available from AVOCA without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this proxy statement, by written request directed to the Secretary of AVOCA at AVOCA, Incorporated, 228 St. Charles Avenue, Suite 828, New Orleans, Louisiana 70130.


                                  OTHER MATTERS

         Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this proxy statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                              By order of the Board of Directors


                                                          M. Cleland Powell, III
                                                             Secretary-Treasurer

                                     ANNEX A
                                     -------

        PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED
                      CHARTER TO EFFECT REVERSE STOCK SPLIT

                            CERTIFICATE OF AMENDMENT
                                       TO
                          AMENDED AND RESTATED CHARTER
                                       OF
                              AVOCA, INCORPORATED.

AVOCA, INCORPORATED, a Louisiana corporation (the "Corporation"), does hereby certify that:

FIRST: The name of the Corporation is AVOCA, INCORPORATED. The original Charter filed with the Secretary of State of the State of Louisiana on October 31, 1931, under the name AVOCA, INCORPORATED, was amended pursuant to that certain Amendment to Charted filed on September 22, 1981, and was further amended by that Amendment to Charter filed on March 17, 1987. This Certificate of Amendment amends the provisions of the Corporation's Charter, as amended to date.

SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 31 of the General Corporation Law of the State of Louisiana and shall become effective at 5:00 p.m., central standard
time, on    .
        ----

THIRD: The first paragraph of Article IV of the Charter is hereby amended by deleting such paragraph in its entirety and replacing it with the following:

         Without regard to any other provision contained herein, each one (1) share of Common Stock (as defined below), either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one one-hundredth (1/100th) of a fully-paid and nonassessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of Common Stock, and that instead of issuing such fractional shares, the Corporation shall make a cash payment equal to $28.00 cash, without interest, per share of Common Stock held by each holder who would otherwise receive fractional shares.

         The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 8,305 shares, consisting of 8,305 shares of Common Stock, no par value.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to
be signed by its officer thereunto duly authorized this day      of
                 , 2004.


                           _______________, President

                                     ANNEX B
                                     -------

                     FAIRNESS OPINION FOR SPLIT TRANSACTION

                                 August 10, 2004

Board of Directors
Avoca, Incorporated
228 St. Charles Avenue
New Orleans, LA  70130

Gentlemen:

We understand that Avoca, Incorporated (AVOCA or the "Company") has proposed to its stockholders a 100 to 1 reverse stock split transaction (the "Split Transaction"), which will result in AVOCA becoming a privately held company. The Company proposes to pay its stockholders who would otherwise be entitled to fractional shares after giving effect to the Split Transaction $28.00 per Pre-Split share of common stock (the "Purchase Price") for each Pre-Split share held other than in 100 share lots (or multiples thereof).

You have asked our opinion as to whether as of the date hereof, the Purchase Price is fair, from a financial point of view, to the Unaffiliated Stockholders. "Unaffiliated Stockholders" is defined as all stockholders other than (a) officers or directors of the Company and their spouses, and (b) entities that are stockholders and whose officers and directors are officers or directors of AVOCA.

Chaffe & Associates, Inc. ("Chaffe"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, fairness opinions, minority stockholder representations, and valuations for estate, corporate, and various other purposes. Neither Chaffe nor any of its principal officers or shareholders have an ownership interest in the Company. Compensation for our services, including the preparation and delivery of these opinions, is not dependent or contingent upon the completion of a transaction and is not related to or based upon the nature of the findings made herein. The Company has agreed to indemnify us for certain liabilities that may arise out of rendering this opinion.

In connection with rendering this opinion, Chaffe, among other things: (i) reviewed the draft proxy statement and associated documents related to the Split Transaction; (ii) reviewed the audited financial statements of the Company and its SEC Forms 10-KSB for the five years ended December 31, 2003, and a draft of the SEC Form 10-QSB for the quarter ended June 30, 2004, along with certain financial and operating information related to AVOCA's business provided by management; (iii) reviewed certain contracts including surface and mineral leases; (iv) reviewed and discussed the past and current operations, financial condition and prospects of the Company with members of the Company's senior management and board of directors; (v) reviewed and discussed the strategic rationale for the Split Transaction with members of the Company's senior management and board of directors; (vi) reviewed the publicly reported prices and trading activity for the Company common stock; (vii) compared the financial performance of the Company and the prices and trading activity of the Company's common stock with similar publicly available information for certain comparable publicly-traded companies and their securities; (viii) reviewed an independent appraisal of the land value of Avoca Island as prepared by the Robert W. Merrick Appraisal Division of Latter and Blum; (ix) reviewed an independent appraisal of the mineral value of Avoca Island as prepared by Collarini Associates and also conducted interviews with Mr. Dennis Jordan, P.E., President of Collarini Associates; and (x) performed such other analyses and examinations, and considered such other financial, economic and market criteria as Chaffe deemed appropriate to this opinion.

In our review, Chaffe relied, without independent verification, upon the accuracy and completeness of the historical and projected financial information and all other information publicly available or furnished to us by AVOCA or otherwise reviewed by us for purposes of our opinion. Chaffe has not been asked to perform and has not undertaken an independent verification of any such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the value of the Company's assets or liabilities (contingent or otherwise), but relied on valuations and appraisals provided to us. With respect to the Company's projected financial results, Chaffe has assumed, with your consent, that they are reasonably prepared on bases reflecting AVOCA's senior management's best currently available estimates of future financial performance. We have further relied upon the assurances of the Company's senior management that they are not aware of any facts that would make the above information inaccurate, incomplete or misleading. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated as of the date hereof.

In connection with the preparation of our opinion, we have not considered the relative merits of the Split Transaction as compared to (i) any alternative business strategy that might exist for the Company or (ii) the effect of the Split Transaction with respect to tax consequences that may arise as a result. Although we evaluated the consideration to be paid to Unaffiliated Stockholders from a financial point of view, we were not asked, and did not recommend, the specific consideration payable in the Split Transaction. We have assumed that the Split Transaction will be consummated on substantially the same terms as set forth in the proxy statement. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion. Further, we express no opinion as to the prices or trading ranges at which the Company common stock will trade at any time.

Our opinion is addressed to the board of directors of the Company. It does not constitute a recommendation to any stockholder as to how such stockholder should vote at a meeting called to consider and vote upon the Split Transaction; and it should not be relied upon as a recommendation as to how such stockholder should vote his or her shares. This opinion is directed only to the fairness, from a financial point of view, of the Purchase Price to be paid to the Unaffiliated Stockholders. Our opinion may not be reproduced, summarized, described or referred to or given to any other person without our prior consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of Company's common stock in connection with the Split Transaction, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us.

Based upon and subject to the foregoing and based upon such other matters as we considered relevant, it is our opinion as of the date hereof, that the Purchase Price of $28.00 per Pre-Split share of AVOCA common stock is fair, from a financial point of view, to the Unaffiliated Stockholders.


Very truly yours,


CHAFFE & ASSOCIATES, INC.

                                      PROXY
                               AVOCA, INCORPORATED

                    Proxy Solicited by the Board Of Directors
               Special Meeting of the Stockholders -       , 2004
                                                    -------

         The undersigned hereby nominates, constitutes and appoints _________________ and _________________, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of AVOCA, INCORPORATED, which the undersigned is entitled to represent and vote at the 2004 Special Meeting of Stockholders of the Company to be held in the 2nd Floor Board Room, Whitney National Bank, 228 St. Charles Avenue, New Orleans, Louisiana on ______________, 2004, at ______ a.m., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

                  THE DIRECTORS RECOMMEND A VOTE "FOR" ITEM 1.

1. To approve amendments to AVOCA's Charter, as amended, to effect a 100-for-1 reverse stock split and cash payment of fractional shares, as described in AVOCA's proxy statement dated ______________, 2004.

        FOR                     AGAINST             ABSTAIN
   -----                   -----               -----


2. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

       IMPORTANT - PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR"
         PROPOSAL NUMBER 1 SET FORTH ON THE REVERSE SIDE OF THIS PROXY.


                                              ----------------------------------
                                                  (Signature of Stockholder)


                                              ----------------------------------
                                                           (Date)

                                              Please sign your name exactly as
                                              it appears hereon. Executors,
                                              administrators, guardians,
                                              officers of corporations and
                                              others signing in a fiduciary
                                              capacity should state their full
                                              titles as such.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND
     RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.